Exhibit 10.1

PURCHASE AND SPONSOR HANDOVER AGREEMENT

This PURCHASE AND SPONSOR HANDOVER AGREEMENT (this “Agreement”) is made and entered into effective as of September 29, 2026 (the “Effective Date”), by and among Fog Cutter Holdings LLC, a Delaware limited liability company (the “New Sponsor”), Tavia Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), and Tavia Sponsor Pte. Ltd., a Singapore company (the “Sponsor”). Each of the SPAC, the Sponsor, and the New Sponsor are referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, the SPAC completed its initial public offering on December 4, 2024, and pursuant to its Amended and Restated Memorandum and Articles of Association (the “Articles”), the SPAC has until March 5, 2027 to complete its initial business combination (a “Business Combination”);

WHEREAS, the Sponsor owns, in the aggregate, (i) 3,743,333 ordinary shares, par value $0.0001 per share, of the SPAC (the “Ordinary Shares”), and (ii) 249,107 private units of the SPAC (the “Private Units”), each convertible into one Ordinary Share and one right to receive one tenth (1/10th) of one Ordinary Share;

WHEREAS, the New Sponsor proposes to complete a sponsor handover transaction, whereby the New Sponsor shall become the sponsor of the SPAC;

WHEREAS, the Parties desire that the Sponsor sell, assign, and transfer to New Sponsor, and New Sponsor shall purchase from the Sponsor, an aggregate of 2,243,333 Ordinary Shares and 249,107 Private Units (the “Transferred Interests”) for an aggregate purchase price of $250,000 (the “Purchase Price”), whereby the New Sponsor shall become the sponsor of the SPAC (collectively, the “Transaction”); and

WHEREAS, the SPAC’s board of directors has determined that the Transaction provides SPAC with an increased likelihood to consummate a Business Combination and that it is in the best interests of the SPAC and its shareholders to enter into this Agreement and consummate the transactions contemplated hereunder, it being acknowledged that such determination relates solely to the Transaction and constitutes no determination by the board of directors as to any Business Combination or any proposed target therefor.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Sale and Purchase of Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sponsor shall sell, assign, convey and deliver to New Sponsor, and New Sponsor shall purchase and accept from the Sponsor, all of Sponsor’s right, title and interest in, to and under the Transferred Interests, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind (collectively, “Liens”). In consideration for the sale of the Transferred Interests, New Sponsor shall pay to the Sponsor the Purchase Price in cash by wire transfer of immediately available funds at the Closing. The Sponsor shall deliver to New Sponsor such instruments of transfer as may be required to duly convey the Transferred Interests to New Sponsor at the Closing.

2. Agreements of the New Sponsor.

(a) The New Sponsor hereby agrees that, with effect from the Closing, the New Sponsor (i) agrees to join as a party to that certain registration rights agreement, dated as of December 3, 2024, and (ii) agrees to join as a party to, and to assume all obligations of the Sponsor arising from and after the Closing under, that certain letter agreement, dated as of December 3, 2024, among the SPAC, the Sponsor and the SPAC’s initial shareholders, officers and directors (the “Letter Agreement”), including the Sponsor’s indemnification obligations in respect of the Trust Account thereunder and the Trust Contributions described in Section 2(d), but excluding the obligations of the Sponsor under Sections 7 and 8 of the Letter Agreement, which shall not be assumed by the New Sponsor. The SPAC hereby releases the Sponsor from all obligations under the Letter Agreement arising from and after the Closing, except for those obligations relating to the transfer of the Retained Securities as defined and described in Section 3 below. That certain administrative services agreement, dated as of December 3, 2024, between the SPAC and the Sponsor shall terminate as of the Closing, and each of the SPAC and the Sponsor shall be released from all obligations thereunder, including any accrued and unpaid fees, which the Sponsor hereby waives. For the avoidance of doubt, that waiver applies solely to fees under the administrative services agreement and does not affect any other SPAC Liability, including any amount outstanding under the Extension Note. All other amounts due and owing by the SPAC to the Sponsor shall remain outstanding and be resolved in accordance with Section 9(k) and Schedule 9(k)

(b) The New Sponsor shall, as of and after the date of the Closing (the “Closing Date”), represent itself as the sponsor entity associated with the SPAC. Immediately following the Closing, the New Sponsor shall cause the SPAC to file with the United States Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Relevant Form 8-K”) disclosing the following in the manner required by rules promulgated by the SEC: (i) the completion of the Transaction, (ii) the resignation and appointment of new officers and directors of the SPAC who have resigned or been appointed prior to such date, (iii) all information regarding each incoming director and executive officer required by Item 401(f) of Regulation S-K, (iv) any direct or indirect ownership or economic interest of the New Sponsor, its affiliates or their respective principals in any entity then under consideration as a counterparty to a Business Combination at such time that such entity has been identified publicly as a potential counterparty to a Business Combination transaction, and (v) such other material information required to be publicly disclosed pursuant to the rules and regulations of the SEC and the Nasdaq Stock Market LLC. The New Sponsor shall afford the Sponsor and Mr. Mynzhanov a reasonable opportunity to review and comment on the Relevant Form 8-K prior to its filing.

(c) The New Sponsor shall procure, that in connection with a Business Combination entered into by the SPAC, the Sponsor shall have the benefit of any registration rights, including but not limited to, piggyback and shelf registration rights, with respect to any securities of the SPAC or any successor company that are owned by the Sponsor or any members of the Sponsor following a Business Combination on terms that are at least as favorable as those granted to the New Sponsor in connection with any such Business Combination.

(d) Trust Contributions and Operating Expenses. The Parties acknowledge that, in connection with the extension of the deadline by which the SPAC must complete a Business Combination to March 5, 2027, the Sponsor undertook to contribute up to $60,000 per month to the Trust Account, such contributions to be funded by an unsecured promissory note issued by the SPAC to the Sponsor in a principal amount of up to $540,000 (such contributions, the “Trust Contributions”, and such note, the “Extension Note”). From and including the Trust Contribution due for the month of October 2026, the New Sponsor shall assume, and shall be solely responsible for funding and making, every Trust Contribution falling due through the earlier of the closing of a Business Combination and the liquidation or dissolution of the SPAC; the SPAC hereby releases the Sponsor from any obligation to make any such Trust Contribution; and the New Sponsor shall deliver to the Sponsor evidence of each deposit within two (2) business days of it being made. To the extent the Sponsor funds any Trust Contribution due for October 2026 or any later month, the amount so funded shall be added to the principal of the Extension Note. All amounts outstanding under the Extension Note as at the Closing shall constitute SPAC Liabilities and shall be resolved in accordance with Section 9(k).

(e) From and including October 1, 2026, the New Sponsor shall assume, and shall be solely responsible for funding, all operating expenses of the SPAC, including Nasdaq and transfer agent fees, audit, accounting, tax and legal fees, directors’ and officers’ liability insurance premiums and administrative costs. The approximately $100,000 held by the SPAC outside the Trust Account in its operating account shall remain with the SPAC following the Closing for working capital purposes. Neither the Sponsor nor Mr. Mynzhanov shall have any obligation to make any loan, advance or capital contribution to the SPAC from and after 1 October 2026, and neither the SPAC nor the New Sponsor shall request that either of them do so.

(f) At or prior to the Closing, the SPAC shall use its best efforts to terminate that certain business combination marketing agreement, dated as of December 3, 2024, among the SPAC, EarlyBirdCapital, Inc., without any cost or liability to the Sponsor. The SPAC shall use its best efforts to engage EarlyBirdCapital, Inc. as its financial advisor in respect of the Business Combination proposed by the New Sponsor on terms that contain no tail fee, success fee or other continuing obligation in the event such Business Combination is not consummated.

3. Retained Securities. The Parties acknowledge and agree that, after the sale and purchase set forth in Section 1 of this Agreement, the Sponsor will retain 1,500,000 Ordinary Shares (the “Retained Securities”). The Retained Securities shall remain subject to the transfer restrictions to which they are subject under the Letter Agreement as in effect on the date hereof, and neither the SPAC nor the New Sponsor shall require the Sponsor to agree to, and the Sponsor shall have no obligation to agree to, any transfer restriction, lock-up or escrow that is more restrictive than, or of longer duration than, those restrictions. Neither the SPAC nor the New Sponsor shall require the Sponsor to enter into, and the Sponsor shall have no obligation to enter into, any voting agreement, voting support agreement, proxy, non-redemption agreement or similar arrangement in respect of the Retained Securities or any other securities of the SPAC. The Retained Securities shall not be subject to forfeiture, cancellation, surrender, transfer, vesting, earn-out, conversion at a reduced ratio or any other reduction, in whole or in part, in connection with a Business Combination, any financing related thereto or otherwise, without the Sponsor’s prior written consent; and the Retained Securities shall be converted into or exchanged for securities of any successor entity on the same basis, and carrying the same rights, as the securities of the SPAC held by the New Sponsor. The Sponsor shall be entitled to registration rights in respect of the Retained Securities on terms at least as favorable as those granted to the New Sponsor.

4. Closing. The Closing shall take place on the first business day following the satisfaction or waiver of the conditions to Closing set forth in Section 7 of this Agreement.

5. Management.

(a) Concurrently with the execution of this Agreement, the SPAC’s current officers shall execute and deliver to New Sponsor resignation letters, which shall take effect on the Closing Date. Upon the Closing, SPAC shall take such actions as necessary to effectuate the removal of the SPAC’s existing officers and replacement with the persons designated by New Sponsor. For the avoidance of doubt, the continuation of Kanat Mynzhanov as a director of the SPAC pursuant to Section 5(b) is in that capacity only; it does not constitute his appointment to, and imposes no obligation on him to accept or to hold, any office of the SPAC, and any such appointment is governed exclusively by Section 5(d).

(b) Concurrently with the execution of this Agreement, (i) each of the SPAC’s current directors, other than Kanat Mynzhanov, shall execute and deliver to the New Sponsor resignation letters, and (ii) Kanat Mynzhanov shall execute and deliver to the New Sponsor a written consent, to be effective immediately following the Closing, appointing Andrew Wiederhorn as a new director of the SPAC to fill one of the vacancies on the Board of Directors.

(c) Concurrently with the execution of this Agreement, the SPAC shall deliver resolutions duly adopted by the board of directors of the SPAC, ratifying and authorizing (i) the execution, delivery, and performance of this Agreement; and (ii) the resignation of the incumbent officers and directors of the SPAC as described above.

(d) Continuing Service of Mr. Mynzhanov. (i) Mr. Mynzhanov shall be entitled to continue to serve as a director of the SPAC from and after the Closing, subject to the vote of the SPAC shareholders at any annual meeting occurring after the Closing. Neither the SPAC nor the New Sponsor shall remove, or take, support or procure any action to remove, Mr. Mynzhanov as a director without his prior written consent, other than for Cause. “Cause” means a final, non-appealable determination by a court of competent jurisdiction of fraud, willful misconduct or a felony committed by Mr. Mynzhanov in connection with his service to the SPAC. (ii) Mr. Mynzhanov shall not be appointed to, hold, or be named or described in any filing, press release or other public statement as holding, any office of the SPAC, including that of Chief Executive Officer, unless and until (A) the Closing has occurred and the Purchase Price and the SPAC Liabilities have been paid in full, (B) the directors contemplated by Section 5(b) have been appointed, and (C) Mr. Mynzhanov has consented in writing and a separate written agreement governing that office, including its term, duties, compensation and termination, has been executed by the SPAC and Mr. Mynzhanov. The Parties may discuss any such appointment at any time following the Closing. Neither Mr. Mynzhanov nor the Sponsor shall incur any liability to the SPAC or the New Sponsor, nor suffer any reduction in, forfeiture of, or delay in the payment or delivery of, the Retained Securities or the SPAC Liabilities, if Mr. Mynzhanov declines any such appointment or declines to continue in any office. (iii) Mr. Mynzhanov may resign as a director, and from any office he may later hold, at any time, for any reason or for no reason, upon written notice; and no such resignation shall (A) constitute a breach of this Agreement or of any other agreement by Mr. Mynzhanov or the Sponsor, (B) affect the Retained Securities or the payment of the SPAC Liabilities, or (C) impair any right under Section 11, Section 12 or Section 13. (iv) The SPAC shall reimburse Mr. Mynzhanov for all reasonable out-of-pocket expenses incurred in the performance of his duties, and shall compensate him for his service on terms to be agreed between them in writing.

6. Additional Covenants.

(a) On the Closing Date, SPAC and/or Sponsor shall deliver to New Sponsor all of the organizational documents, minute and stock record books and the corporate seal, books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and computer software and programs of the SPAC to a location designated by New Sponsor. The Sponsor shall be entitled to retain a complete copy of all materials so delivered. From and after the Closing, the SPAC shall, upon reasonable notice, afford the Sponsor, Mr. Mynzhanov and their respective representatives reasonable access to, and the right to copy, the books, records and personnel of the SPAC to the extent reasonably required in connection with any tax, accounting, regulatory or legal proceeding, inquiry or investigation, or the preparation of any defense to any claim, in each case involving the Sponsor or Mr. Mynzhanov, and shall preserve all such books and records for not less than seven (7) years following the Closing.

(b) From and after the date hereof, the Sponsor shall cause its representatives to provide all cooperation, information, access and support reasonably requested by the SPAC that is necessary to prepare, finalize and file all required SEC filings and financial statements of the SPAC in respect of periods ending on or prior to the Closing Date, including timely access to knowledgeable personnel, books and records and work papers in Sponsor’s possession or control, reasonable participation in diligence, reasonable assistance to the SPAC’s auditors and execution of customary consents and representation letters. Sponsor shall not unreasonably withhold, condition or delay cooperation, and shall respond as promptly as practicable. The Sponsor shall not be required to (i) provide cooperation in respect of any period following the Closing Date, (ii) make any representation, certification or confirmation as to any matter that is not within the Sponsor’s knowledge or that the Sponsor reasonably believes to be inaccurate, incomplete or misleading, or (iii) incur any out-of-pocket cost that is not promptly reimbursed by the SPAC, including the reasonable fees and expenses of the Sponsor’s counsel. The SPAC and the New Sponsor shall jointly and severally indemnify the Sponsor and Mr. Mynzhanov against all losses arising from any cooperation provided under this Section 6(b), other than to the extent arising from information supplied by the Sponsor that is materially inaccurate.

(c) Bank Accounts. Promptly following the execution of this Agreement, the SPAC, the Sponsor and Mr. Mynzhanov shall submit to the SPAC’s bank all documentation required to remove the existing authorised signatories and to appoint the persons designated by the New Sponsor, and shall thereafter provide such further information, certifications and identity verification as the bank reasonably requires until that change is effected. The New Sponsor shall provide, and shall procure that each of its designees provides, all information the bank requires of them promptly. The Parties acknowledge that the timing of any such change is determined by the bank and is not within the control of the SPAC, the Sponsor or Mr. Mynzhanov. Until the bank has effected the change, (i) neither the Sponsor nor Mr. Mynzhanov shall be obliged to execute any instruction in respect of any SPAC bank account that he or it reasonably considers to be improper, unlawful, or inconsistent with this Agreement or with the Investment Management Trust Agreement, and no such refusal shall constitute a breach of this Agreement or a failure of any condition, and (ii) the SPAC and the New Sponsor shall jointly and severally indemnify and hold harmless the Sponsor and Mr. Mynzhanov against all losses arising from the operation of, or any transaction on, any SPAC bank account from and after the Closing, other than to the extent arising directly from the fraud, willful misconduct or gross negligence of the Sponsor or Mr. Mynzhanov.

7. Conditions to Closing.

(a) The obligations of New Sponsor to consummate the Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the New Sponsor) on or prior to the Closing of each of the following conditions precedent:

(i) The representations and warranties of the SPAC and the Sponsor set forth herein shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(ii) The SPAC and Sponsor shall have performed, satisfied and complied in all material respects with all of their respective covenants and agreements contained in this Agreement;

(iii) The Sponsor shall have executed and delivered to the New Sponsor stock powers and/or other instruments of transfer duly conveying the Transferred Interests to the New Sponsor, including the letter of instructions and any applicable documents required by the transfer and/or escrow agent;

(iv) The SPAC shall have delivered to New Sponsor the resignation of the officers and directors of the SPAC contemplated in Section 5 of this Agreement;

(v) The Sponsor and the SPAC shall have obtained all requisite consents necessary for the consummation of the Transaction; and

(vi) The SPAC and the Sponsor shall have submitted to the SPAC’s bank all documentation required to change the authorised signatories on the SPAC’s bank account(s) to the persons designated by New Sponsor, and shall have delivered to New Sponsor evidence of that submission. The Parties acknowledge that completion of the change is subject to the bank’s own processing and record-keeping requirements and is not within the control of the SPAC or the Sponsor, and accordingly neither the actual transfer of signatory authority nor access to any account shall be a condition to Closing.

(b) The obligations of the SPAC and the Sponsor to consummate the Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sponsor) on or prior to the Closing of each of the following conditions precedent:

(i) The representations and warranties of New Sponsor set forth herein shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(ii) New Sponsor shall have performed, satisfied and complied in all material respects with all covenants and agreements contained in this Agreement;

(iii) New Sponsor shall have paid the Purchase Price to the Sponsor in immediately available funds in accordance with wire instructions set forth in Schedule 7(k); and

(v) the New Sponsor shall have assumed in writing, and the SPAC shall have released the Sponsor from, the obligation to make the Trust Contributions and to fund the operating expenses of the SPAC as contemplated by Sections 2(d) and 2(e), and shall have delivered evidence that every Trust Contribution due on or after 1 October 2026 has been made;

(vi) the SPAC shall have delivered evidence reasonably satisfactory to the Sponsor that the directors’ and officers’ liability insurance required by Section 12(b), including the tail policy, has been bound and the premium therefor paid in full;

(vii) all consents, releases and instructions required in connection with the transfer of the Transferred Interests, including any release or instruction required under that certain securities escrow agreement, dated as of December 3, 2024, among the SPAC, the Sponsor, certain shareholders and Continental Stock Transfer & Trust Company, and any consent of EarlyBirdCapital, Inc., shall have been obtained;

(viii) the directors contemplated by Section 5(b) shall have been appointed to the board of directors of the SPAC; and

(ix) the SPAC shall have delivered to the Sponsor the releases contemplated by Sections 2(a) and 2(d).

8. Representations and Warranties of the Sponsor. The Sponsor makes the following representations and warranties contained in this Section 8 as of the date hereof to New Sponsor, intending that New Sponsor rely on each of such representations and warranties in order to induce New Sponsor to enter into and consummate the Transaction.

(a) Organization and Authorization of Sponsor. The Sponsor is an entity duly organized, validly existing, and in good standing with its state or jurisdiction of formation. The execution, delivery, and performance by Sponsor of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Sponsor. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Sponsor, and, assuming due authorization, execution, and delivery by New Sponsor, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Sponsor, enforceable against Sponsor in accordance with their respective terms.

(b) No Consents. Except for (i) any release or instruction required under that certain securities escrow agreement, dated as of December 3, 2024, among the SPAC, the Sponsor, certain shareholders and Continental Stock Transfer & Trust Company, and (ii) any consent required under the Letter Agreement or under that certain underwriting agreement, dated as of December 3, 2024, between the SPAC and EarlyBirdCapital, Inc., no consent of any third party is necessary for the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Sponsor which shall not have been obtained prior to the Closing Date.

(c) No Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Sponsor require no action by or in respect of, or filing or notice with, any governmental authority, other than compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), and any other applicable securities laws, whether state, federal or foreign.

(d) Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Sponsor do not (i) contravene, conflict with, or result in a violation or breach of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Sponsor or the Transferred Interests that it owns, (ii) contravene, conflict with, or result in a violation or breach of any provision of any agreement to which Sponsor is a party, (iii) require any consent or other action by any person under any material agreement or other instrument binding upon Sponsor or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of Sponsor, the assets or business of Sponsor or the Transferred Interests that it owns, (iv) violate or conflict with any organizational documents of the SPAC or the Sponsor; (v) violate or conflict with any rule of the statute, rule of Nasdaq and the SEC or any other ordinance, rule, or regulation applicable to the SPAC or (vi) result in the creation or imposition of any Lien on the Transferred Interests that it owns.

(e) Title to Transferred Interests. The Sponsor has good and valid legal title to, and beneficial ownership of, the Transferred Interests purported to be owned by it. Upon the sale of the Transferred Interests that it owns, New Sponsor will receive good and valid legal title to, and full beneficial ownership of, such Transferred Interests, free and clear of all Liens other than Liens on transfer imposed under applicable securities laws. Other than the Transferred Interests and Retained Securities, Sponsor and its affiliates have no other ownership interests in the SPAC, including any securities convertible or exchangeable into any ownership interests of the SPAC.

(f) Litigation. There are no actions, suits, proceedings or inquiries pending or, to Sponsor’s knowledge, threatened against or affecting Sponsor or the SPAC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any manner adversely affects, or may in any manner adversely affect, the business, operations, capital, assets, liabilities and obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Sponsor or which may affect the sale of the Transferred Interests or may otherwise materially affect the SPAC.

(g) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sponsor who would be entitled to any fee or commission from Sponsor in connection with the transactions contemplated in this Agreement for which New Sponsor or SPAC would be liable following the Closing.

(h) Valid Issuance. The Transferred Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights of any person.

(i) Internal Control and Financial Reporting. To the Sponsor’s knowledge, since the end of the SPAC’s most recent audited fiscal year, there have been no significant deficiency or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated) and no change in the SPAC’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

9. Representations and Warranties of the SPAC. The SPAC makes the representations and warranties contained in this Section 9 as of the date hereof to New Sponsor, intending that New Sponsor rely on each of such representations and warranties in order to induce New Sponsor to enter into and consummate the Transaction.

(a) Authorization. The execution, delivery and performance by the SPAC of this Agreement and the consummation by the SPAC of the Transaction and the other transactions contemplated by this Agreement are within SPAC’s powers and have been duly authorized by all necessary action on the part of the SPAC, including any necessary action by security holders of the SPAC. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement is the valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) Corporate Existence and Power. The SPAC is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands and has all requisite powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c) No Consents. No consent of any third party is necessary for the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by the SPAC which shall not have been obtained prior to the Closing Date.

(d) No Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by the SPAC require no action by or in respect of, or filing with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable securities laws, whether state, federal or foreign, all of which actions or filings will be timely made.

(e) Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by the SPAC do not (i) contravene, conflict with, or result in a violation or breach of any provision of the Articles or any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to SPAC or the Transferred Interests, (ii) contravene, conflict with, or result in a violation or breach of any provision of any written agreement to which the SPAC is a party, (iii) require any consent or other action by any person under any material agreement or other instrument binding upon the SPAC or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the SPAC, or (iv) result in the creation or imposition of any Lien on the Transferred Interests.

(f) SEC Filings. The SPAC has filed or furnished (as applicable) with the SEC all forms, reports, schedules statements and documents required by the SEC under the Securities Act or Exchange Act since its formation (the “SPAC SEC Filings”). As of its filing date and as of the date hereof, each SPAC SEC Document complied, as to form and content in all material respects with the applicable requirements of the Securities Act, Exchange Act, and all other applicable securities laws as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(g) Capitalization. Except as contemplated by this Agreement or as disclosed in the SPAC SEC Filings, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the SPAC is authorized or outstanding, (ii) there is not any commitment or offer of the SPAC to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the SPAC and (iii) SPAC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. No person is entitled to any right of first offer, right of first refusal, preemptive or similar right with respect to the issuance of any securities of the SPAC and, except as set forth in this Agreement or in the SPAC SEC Filings, no person is entitled to or any rights with respect to the registration of any securities of the SPAC under the Securities Act.

(h) Contracts. The SPAC SEC Filings and Schedule 9(h) hereto contain a complete list of all contracts of the SPAC which will survive the Closing Date (“SPAC Contracts”). True and correct copies of the SPAC Contracts have been made available to New Sponsor (including, without limitation, through filing on EDGAR), together with all amendments, exhibits, attachments, waivers or other changes thereto. As of the Effective Date, the SPAC is in compliance with its material obligations pursuant to all the SPAC Contracts, including but not limited to, the Investment Management Trust Agreement. Schedule 9(h) shall separately identify the non-binding letter of intent with Vita Inclinata Technologies, Inc. announced by the SPAC on July 13, 2026, together with any exclusivity, no-shop, confidentiality or expense-reimbursement obligation of the SPAC arising thereunder, and shall state whether the same remains in effect as at the Effective Date.

(i) No Material Change. Except as set forth in the SPAC SEC Filings, there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the SPAC from the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the SPAC disclosed in the SPAC SEC Filings.

(j) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the SPAC who would be entitled to any fee or commission from SPAC in connection with the Transaction for which New Sponsor or SPAC would be liable after the Closing Date.

(k) Reimbursable Expenses. Schedule 9(k) sets forth a complete and accurate list, as of the Effective Date, of (i) all outstanding loans, promissory notes, accrued fees, reimbursable expenses and other amounts owed by the SPAC to the Sponsor, the SPAC’s officers or directors or any affiliate thereof, and (ii) all accrued and unpaid amounts owed by the SPAC to third-party service providers that are due and payable as of the Effective Date, including legal, audit, accounting, transfer agent, listing and insurance providers (together, the “SPAC Liabilities”). The New Sponsor shall cause the SPAC to resolve, refinance or extend substantially all of the SPAC Liabilities on or prior to the consummation of the Business Combination. Other than the SPAC Liabilities, there are no outstanding loans or reimbursable expenses owed by the SPAC to the Sponsor, SPAC’s officers or directors or any affiliate thereof and no other amounts are, or to the SPAC’s knowledge will, after the Effective Date, be payable by the SPAC to Sponsor, SPAC’s officers or directors or any affiliate thereof related to any services provided to SPAC.

(l) No Proceedings. There are no actions, suits, proceedings or inquiries pending or, to SPAC’s knowledge, threatened against or affecting SPAC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any manner adversely affects, or may in any manner adversely affect, the business, operations, capital, assets, liabilities and obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the SPAC or which may affect the sale of the Transferred Interests.

(m) Internal Control and Financial Reporting. Since the end of the SPAC’s most recent audited fiscal year, there have been no significant deficiency or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated) and no change in the SPAC’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

10. Representations and Warranties of New Sponsor. New Sponsor makes the representations and warranties contained in this Section 10 as of the date hereof to the Sponsor, intending that Sponsor rely on each of such representations and warranties in order to induce the Sponsor to enter into and consummate the Transaction.

(a) Authorization. The execution, delivery and performance by New Sponsor of this Agreement and the consummation by New Sponsor of the Transaction and the other transactions contemplated by this Agreement are within New Sponsor’s power and have been duly authorized by all necessary action. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement constitutes a valid and binding agreement of New Sponsor, enforceable against New Sponsor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) No Governmental Authorization. The execution, delivery and performance by the New Sponsor of this Agreement and the consummation by New Sponsor of the Transaction and the other transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state, federal or foreign.

(c) Investment Representations.

(i) Acknowledgment. New Sponsor understands and agrees that the Transferred Interests have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the sale of the Transferred Interests will be effected in reliance upon one or more exemptions from registration afforded under the Securities Act. New Sponsor acknowledges and agrees that the Transferred Interests may not be offered, resold, transferred, pledged or otherwise disposed of by New Sponsor absent an effective registration statement under the Securities Act, except (i) to SPAC or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Transferred Interests will contain a restrictive legend to such effect. New Sponsor acknowledges and agrees that the Transferred Interests will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, New Sponsor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Transferred Interests and may be required to bear the financial risk of an investment in the Transferred Interests for an indefinite period of time. New Sponsor acknowledges that the Transferred Interests will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the SEC after the closing of a Business Combination. New Sponsor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transferred Interests.

(ii) Status. New Sponsor is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. New Sponsor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Transferred Interests and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of purchasing the Transferred Interests. New Sponsor understands that the Transferred Interests will be sold to New Sponsor in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of New Sponsor set forth in this Agreement, in order that Sponsor may determine the applicability and availability of the exemptions from registration on which Sponsor is relying.

(iii) Purchase for Own Account. New Sponsor is purchasing the Transferred Interests for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. New Sponsor has no present intention of selling, granting any participation in, or otherwise distributing the Transferred Interests. New Sponsor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Transferred Interests.

(d) New Sponsor Review. New Sponsor has reviewed the SPAC SEC Filings, including the exhibits thereto. New Sponsor is not relying on any other information concerning SPAC or the Transferred Interests in connection with acceptance of the Transferred Interests, other than as set forth herein.

(e) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of New Sponsor who would be entitled to any fee or commission from SPAC in connection with the transactions contemplated in this Agreement for which Sponsor would be liable.

11. Mutual Releases. Effective as of, and conditioned upon the occurrence of, the Closing: (a) the Sponsor hereby releases the SPAC and each of its officers, directors and shareholders, as well as the New Sponsor, from any claims that it may have now or in the future, whether contractual, statutory or otherwise, relating to (i) the formation of the SPAC, (ii) the operation of the SPAC up to the Closing, and (iii) the negotiation and execution of this Agreement and the transactions contemplated herein; and (b) each of the SPAC and the New Sponsor hereby irrevocably releases the Sponsor, Kanat Mynzhanov and each other person serving as an officer, manager, member or director of the SPAC at any time prior to the Closing, from any claims that it may have now or in the future, whether contractual, statutory or otherwise, relating to or arising from (i) the formation of the SPAC, (ii) the operation of the SPAC at any time prior to, on or following the Closing, and (iii) the negotiation and execution of this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, nothing herein shall be construed as a waiver or release of (w) any right of the Sponsor or Mr. Mynzhanov to payment of the SPAC Liabilities, (x) any rights under this Agreement or any of the agreements executed and delivered hereunder, (y) any right of any person to indemnification, advancement of expenses, exculpation or insurance under Section 12, the Articles, that certain indemnity agreement dated as of December 3, 2024 or applicable law, or (z) any claim for fraud, willful misconduct or gross negligence.

12. Indemnification and Exculpation; Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of any of the current or former officers and directors of the SPAC, as provided in the Articles, in that certain indemnity agreement dated as of December 3, 2024 or in any other agreement, will survive the execution of this Agreement and the Closing and will continue in full force and effect in accordance with their terms with respect to all acts and omissions occurring at any time prior to, on or after the date hereof and through the date on which the relevant person ceases to serve as a director or officer of the SPAC, and will not be amended, repealed or otherwise modified by the SPAC or the New Sponsor in any manner that would adversely affect the rights thereunder of any such person. Without limiting the foregoing, the SPAC shall advance expenses, including reasonable attorneys’ fees, to each such person as and when incurred, promptly upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. The New Sponsor shall cause any agreement providing for a Business Combination to require the surviving or successor entity to assume and perform the obligations set out in this Section 12(a) and Section 12(b).

(b) At no cost to the Sponsor or to Mr. Mynzhanov, the SPAC (i) shall maintain, retain, renew or otherwise extend its current directors’ and officers’ liability insurance policy, or put in place a new directors’ and officers’ liability insurance policy, in each case with limits, retentions and terms no less favorable to the insureds than the SPAC’s existing policy and naming Mr. Mynzhanov as an insured in respect of his continuing service, through the earlier of the closing of a Business Combination and the liquidation or dissolution of the SPAC, and (ii) shall, at the earliest to occur of the closing of a Business Combination, the liquidation or dissolution of the SPAC and the date on which Mr. Mynzhanov ceases to serve as a director or officer of the SPAC, obtain and pay in full the premium for a “tail” insurance policy extending coverage for an aggregate period of six (6) years, providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before such date, covering (as direct beneficiaries) those persons who are covered by the SPAC’s directors’ and officers’ liability insurance policy as of the date of this Agreement together with Mr. Mynzhanov in respect of his continuing service, in each case with limits, retentions and terms no less favorable to the insureds than the SPAC’s existing policy. If the SPAC does not have funds sufficient to pay any premium required by this Section 12(b), the New Sponsor shall pay such premium directly. Evidence that each such policy has been bound and the premium paid in full shall be delivered to the Sponsor.

(c) The Parties acknowledge and agree that the New Sponsor is acquiring control of the SPAC as-is and is aware of the potential risks associated with the current and future financial and operational status of the SPAC. Subject to the limitations set out in this Section 12(c), the Sponsor agrees to indemnify and hold harmless the New Sponsor in respect of liabilities of the SPAC incurred prior to the Effective Date; provided, that the Sponsor shall have no liability under this Section 12(c) (i) in respect of any liability disclosed in the SPAC SEC Filings, on Schedule 9(k) or on any other schedule to this Agreement, or of which the New Sponsor or any of its representatives had knowledge prior to the Effective Date, (ii) unless and until the aggregate amount of all such liabilities exceeds $25,000, and then only in respect of the excess, (iii) in an aggregate amount exceeding the Purchase Price actually received by the Sponsor, or (iv) in respect of any claim first asserted in writing after the date that is twelve (12) months following the Closing Date. The New Sponsor shall first use commercially reasonable efforts to recover under any applicable insurance coverage or any other available legal remedy, and only thereafter seek indemnification from the Sponsor for any such liabilities; provided, however, that nothing herein shall require the New Sponsor to commence or pursue litigation against any insurer. For the avoidance of doubt, if the Sponsor or New Sponsor receives any waiver or assumption of liabilities pursuant to a business combination agreement, the Sponsor shall be entitled to the same. The SPAC and New Sponsor acknowledge and agree that (i) all liabilities, whether known or unknown, incurred by or in respect of the SPAC and/or the New Sponsor from and after the Effective Date shall be the responsibility of the SPAC and the New Sponsor; (ii) the SPAC and the New Sponsor shall jointly and severally indemnify and hold harmless the Sponsor and Mr. Mynzhanov, without cap and with advancement of expenses as and when incurred, against all liabilities and losses arising from the conduct of the SPAC’s business, the identification, negotiation, approval, announcement or consummation of any Business Combination, and any filing, certification or disclosure made with or to the SEC or the Nasdaq Stock Market LLC, in each case from and after the Effective Date, other than to the extent arising directly from the fraud, willful misconduct or gross negligence of the Sponsor or Mr. Mynzhanov as finally determined by a court of competent jurisdiction; and (iii) neither the Sponsor nor Mr. Mynzhanov shall be held liable or responsible for any actions, decisions, or events following the Effective Date, except to the extent such actions, decisions, or events arise directly from the fraud, willful misconduct or gross negligence of the Sponsor or Mr. Mynzhanov. Sponsor expressly waives any claims against the New Sponsor related to the SPAC’s failure to complete a Business Combination or the expiration of the SPAC’s permitted lifespan, in each case other than any claim arising from a breach of this Agreement or from the fraud, willful misconduct or gross negligence of the New Sponsor.

13. Governance and Transaction Protections. The Parties acknowledge that the New Sponsor, its affiliates or their respective principals may hold a direct or indirect ownership or economic interest in the entity proposed as the counterparty to the SPAC’s initial Business Combination, and that Mr. Mynzhanov is continuing to serve as a director and as Chief Executive Officer of the SPAC. Accordingly, the SPAC and the New Sponsor covenant and agree as follows:

(a) Prior to the SPAC entering into any definitive agreement in respect of a Business Combination, the board of directors of the SPAC shall include such number of directors qualifying as independent under Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act as is sufficient to satisfy Nasdaq Listing Rules 5605(b) and 5605(c), and the SPAC shall maintain such board and audit committee composition for so long as its securities are listed on the Nasdaq Stock Market LLC.

(b) Any Business Combination in which the New Sponsor, any of its affiliates or any of their respective principals has a direct or indirect interest shall be reviewed, negotiated and approved by a committee of the board of directors composed solely of directors who are independent and disinterested with respect to such Business Combination, which committee shall be authorized to retain its own legal counsel and financial advisor at the SPAC’s expense.

(c) Prior to the SPAC entering into any definitive agreement in respect of a Business Combination, the SPAC shall have received a written opinion from a nationally recognized independent valuation firm or investment bank that is not affiliated with the New Sponsor, the target or any of their respective affiliates, to the effect that the consideration to be paid by the SPAC in such Business Combination is fair, from a financial point of view, to the SPAC and its shareholders. Such opinion shall be delivered to the full board of directors and shall be disclosed, and the material financial analyses underlying it summarized, in the proxy statement or registration statement relating to such Business Combination.

(d) Prior to the SPAC entering into any definitive agreement in respect of a Business Combination, the SPAC shall have received and delivered to the full board of directors (i) a completed third-party legal due diligence report, and (iii) a completed tax due diligence report, in each case prepared by advisers not affiliated with the New Sponsor or the target, together with financial statements of the target audited in accordance with the standards of the Public Company Accounting Oversight Board for all periods required by applicable SEC rules, and a written assessment of the target’s readiness to satisfy the reporting, internal control and corporate governance obligations of a Nasdaq-listed reporting company.

(e) The SPAC shall disclose in the proxy statement or registration statement relating to any Business Combination (i) all relationships and interests, direct and indirect, between the New Sponsor, its affiliates and their respective principals, on the one hand, and the target and its affiliates, on the other hand, (ii) all information regarding the SPAC’s and the target’s directors, director nominees and executive officers required by Items 401(f) and 407 of Regulation S-K, and (iii) all transactions required to be disclosed by Item 404 of Regulation S-K.

(f) Mr. Mynzhanov shall be afforded a reasonable opportunity, together with counsel of his choosing at the SPAC’s expense, to review and comment on each filing made with the SEC or the Nasdaq Stock Market LLC that he is required to sign or certify, in each case prior to its filing.

(g) Nothing in this Agreement or in any other agreement shall require Mr. Mynzhanov or the Sponsor to approve, vote in favor of, recommend, certify, sign or otherwise support any Business Combination or any filing relating thereto. Mr. Mynzhanov may at any time, in his sole discretion and without stating a reason, abstain from or vote against any resolution of the board of directors, decline to sign or certify any filing, and resign from any or all of his offices; and neither the Sponsor nor Mr. Mynzhanov shall incur any liability to the SPAC or the New Sponsor, nor suffer any reduction in, forfeiture of, or delay in the payment or delivery of, the Retained Securities, the SPAC Liabilities or any right under Section 11 or Section 12, as a result of his doing so.

14. Further Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such Party’s obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to effectuate the provisions and purposes hereof. In addition, without limiting the foregoing, the Sponsor shall cooperate with SPAC and New Sponsor with respect to all filings that SPAC or New Sponsor elect to make or are required by law to make in connection with the Transaction and the other transactions contemplated by this Agreement.

15. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (a) by written consent the Sponsor and New Sponsor, (b) if the Closing has not occurred on or prior to October 15, 2026, (c) by written notice to the Sponsor and SPAC from New Sponsor if there is any breach of representation, warranty, or covenant of Sponsor and/or SPAC such that the conditions specified in Section 7(a) of this Agreement would not be satisfied at the Closing or (d) by written notice to New Sponsor from the Sponsor and SPAC if there is any breach of representation, warranty, or covenant of New Sponsor such that the conditions specified in Section 7(b) of this Agreement would not be satisfied at the Closing. In the event of the termination of this Agreement, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, affiliate, agent, consultant or representative of such Party) to the other Parties hereto; provided, that, if such termination shall result from the willful and material breach by a Party of its covenants and agreements hereunder or common law fraud or willful and material breach in connection with the transactions contemplated by this Agreement, such Party shall not be relieved of liability to the other Parties for any such willful and material breach or common law fraud occurring prior to such termination. The provisions of Sections 12(a), 12(b) and 14 through 16, inclusive, will survive any termination of this Agreement. Section 11 and Section 12(c) shall be of no force or effect unless and until the Closing occurs, and shall terminate automatically and without further action upon any termination of this Agreement prior to the Closing.

16. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless mutually approved in writing.

(b) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

(c) Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

(d) No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. Each Party (i) irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g) Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses or at such other address for a Party as shall be specified by like notice.

If to New Sponsor:              Fog Cutter Holdings LLC

9606 Santa Monica Blvd., Suite 200

Beverly Hills, CA 90210

Attention: Andrew Wiederhorn

Email: [omitted]

If to the SPAC or Sponsor:

Tavia Sponsor Pte. Ltd.

Tavia Acquisition Corp.

171 Tras Street, #05-173A Union Building, Singapore 079025

Attention: Kanat Mynzhanov

Email: [omitted]

With a copy, which shall not constitute notice, to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

Attention: Yuta N. Delarck

Email: [omitted]

(i) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

(j) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party; provided, that Kanat Mynzhanov and each other current or former director and officer of the SPAC is an express third-party beneficiary of, and may directly enforce, Sections 5(d), 6(a), 6(b), 11, 12 and 13.

(k) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Each Party shall pay the expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

(m) Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing; provided, that the representations and warranties set forth in Sections 8 and 9 shall survive only until the date that is twelve (12) months following the Closing Date, other than the representations and warranties set forth in Sections 8(a), 8(e) and 9(a), which shall survive indefinitely.

(n) Injunctive Relief. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by any Party of any covenants or obligations herein, and that any such breach by a Party will cause the other Parties great and irreparable injury and damage. Accordingly, the breaching Party agrees that the other Parties shall be entitled, without waiving any additional rights or remedies otherwise available to such other Parties at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by the breaching Party of any of said covenants or obligations.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all as of the Effective Date.

NEW SPONSOR:

FOG CUTTER HOLDINGS LLC

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

SPAC:

TAVIA ACQUISITION CORP.

By:	/s/ Kanat Mynzhanov
Name:	Kanat Mynzhanov
Title:	Chief Executive Officer

SPONSOR:

TAVIA SPONSOR PTE. LTD.

By:	/s/ Thomas Haeusler
Name:	Thomas Haeusler
Title:	Director

[Signature Page to Purchase and Sponsor Handover Agreement]